RUSSELL INVESTMENT FUNDS

AMENDMENT TO

THIRD AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Redesignation of Sub-Trusts

AMENDMENT NO. 2 to the Third Amended and Restated Master Trust Agreement dated December 7, 2020 (referred to herein as the “Agreement”), done this 1st day of May 2025, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval;

NOW, THEREFORE, the Trustees hereby redesignate the following Sub-Trusts as set forth herein.

Section 4.2 Establishment and Designation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Sub-Trusts, and without affecting rights and preferences of the existing Sub-Trusts, the Trustees hereby redesignate:

-	the Growth Strategy Fund as the Aggressive Strategy Fund, and

-	the Equity Growth Strategy Fund as the Equity Aggressive Strategy Fund.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Vernon Barback	Ellen M. Needham

Michelle L. Cahoon	Jeannie Shanahan

Michael Day	Raymond P. Tennison, Jr.

Julie Dien Ledoux	Jack R. Thompson

Jeremy May